Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NET ELEMENT, INC.

Net Element, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: The Corporation was originally formed on April 20, 2010 in the jurisdiction of Cayman Islands as Cazador Acquisition Corporation Ltd., which filed its certificate of corporate domestication with the Secretary of State of the State of Delaware on October 2, 2012, and concurrently therewith filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware changing the name of the corporation to Net Element International, Inc. (the “Original Certificate”).

SECOND: The Corporation amended the Original Certificate by filing a certificate of amendment on December 5, 2013, changing the name of the Corporation to “Net Element, Inc.” (the “Original Amended Certificate”).

THIRD: The Corporation further amended the Original Amended Certificate by filing amendments thereto with the Secretary of State of the State of Delaware on December 16, 2014, April 30, 2015, June 15, 2015, May 24, 2016, June 16, 2016, and October 4, 2017 (as amended and together with the Original Amended Certificate, the “Certificate of Incorporation”).

FOURTH: This Certificate of Amendment amends certain provisions of the Corporation’s Certificate of Incorporation.

FIFTH: ARTICLE ONE of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

“The name of the Corporation is Mullen Automotive Inc.”

SIXTH: Pursuant to a written consent of the Board of Directors of the Corporation setting forth this proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and in the best interest of the Corporation, the Board of Directors of the Corporation voted in favor of the amendment.

SEVENTH: This Certificate of Amendment was duly adopted in accordance with the Section 141(f) (by written consent of the Board of Directors of the Corporation) of the DGCL.

EIGHTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 3rd day of November, 2021.

By:	/s/ Oleg Firer
Name: Oleg Firer
Title: Chief Executive Officer

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